Exhibit 10.1

46600 Landing Parkway

Fremont, California 94538

P. 408.240.8300

F. 408.321.0293

www.rackable.com

October 14, 2008

Jon Skoglund

Re:	Employment Terms

Dear Jon:

Rackable Systems, Inc. (the “Company”), is pleased to offer you the position of Vice President, Corporate Controller, and Principal Accounting Officer, on the following terms. Your employment shall commence on November 18, 2008 (“Start Date”).

1.	POSITION. You will serve in an executive capacity and shall perform the duties of Vice President, Corporate Controller, and Principal Accounting Officer as commonly associated with this position, and as required by the Chief Financial Officer. Your responsibilities include ownership for financial statement integrity, the systems, people and process infrastructure relied on to record, review and report on financial and business. Of course, the Company may change your position, duties, and work location from time to time in its discretion subject to the terms of this offer letter agreement.

2.	COMPENSATION.

a.	Base Salary. Your initial annual base salary will be $220,000, less standard payroll deductions and withholdings. You will be paid bi-weekly in accordance with Company practice and policy.

b.	Performance Bonus. In addition, you will be eligible to earn a quarterly performance bonus[1] target of $16,500, based upon both your performance and the Company’s performance with respect to applicable performance targets which are expected to include revenue and profitability targets and other organizational milestones (“Targets”), set solely by the CEO. The bonus payment shall be earned upon the fulfillments of Targets and is payable within a reasonable period of time. The Company will determine in its sole discretion whether the Targets have been achieved, whether you have earned a bonus, and the amount of any earned bonus. You must be employed on the bonus payment date to earn and be eligible to receive any bonus.

[1]	Performance bonuses are aligned to the Company’s quarterly financial reporting periods (each such quarter, a “Company Quarter”); your initial quarterly participation will be adjusted pro rata based upon your Start Date.

c.	Review of Compensation. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Compensation Committee and are subject to change in the discretion of the Compensation Committee, subject to the terms of this offer letter agreement.

3.	OPTION GRANT.

a.	Equity Grants. Subject to Compensation Committee approval, the Company will issue you an option (the “Option”) to purchase 50,000 shares of the Company’s common stock pursuant to the Company’s 2006 New Recruit Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the stock as of the date of grant as determined by the Compensation Committee. In addition, subject to Compensation Committee approval, the Company will grant you the right to receive 10,000 shares of the Company’s common stock pursuant to the Plan (the “Restricted Stock Unit Award”).

b.	Vesting Schedule. The Option Award will be subject to a four-year vesting period subject to your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Unit Award Agreement), with 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of your continuous service as an employee or consultant following the Start Date. The Restricted Stock Unit Award will be subject to a four-year vesting period subject to your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Unit Award Agreement), with 25% upon completion of the first year of employment, with an additional 6.25% of such shares subject to each Restricted Stock Unit Award vesting for each full Company Quarter of your continuous service as an employee or consultant following the Start Date.

c.	Governing Documents. The Option will be governed in full by the terms and conditions of the Plan and your individual Option agreement.

4.	EMPLOYEE BENEFITS. You will be eligible to participate in the Company’s standard employee benefit plans in accordance with the terms and conditions of the plans and applicable policies which may be in effect from time to time, and provided by the Company to its executive employees generally, including but not limited to group health insurance coverage, disability insurance, life insurance, ESPP, 401(k) Plan, and paid time off and paid holidays. You will be eligible for reimbursement of your legitimate and documented business expenses incurred in connection with your employment, pursuant to the Company’s standard reimbursement expense policy and practices. The Company may modify its benefits programs and policies from time to time in its discretion.

5.	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As a condition of your employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), attached hereto as Exhibit A.

6.	SERVICE AS EMPLOYEE; OUTSIDE ACTIVITIES.

a.	Location and Duties. You will work at the Company’s corporate headquarters currently located in Fremont, California, subject to necessary business travel.

During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

b.	Company Policies. Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company, including but not limited to the policies contained in the Company’s Employee Handbook (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by such general employment policies and practices of the Company.

c.	Other Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph.

d.	Conflict of Interest. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant for or on behalf of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7.	AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without advance notice.

8.

DISPUTE RESOLUTION. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. The parties agree that the arbitrator shall award reasonable attorneys fees and costs to the prevailing party in any action brought hereunder, and the arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue.

9.	MISCELLANEOUS.

a.	General Provisions. This letter, including the attached Non-Disclosure Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s discretion, only can be made in a writing signed by a duly-authorized member of the Company and you. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

b.	Legal Right to Work. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

10.	ACCEPTANCE. Please sign this letter and the attached Non-Disclosure Agreement and return them to me as soon as possible to accept employment with the Company on the terms set forth herein. We are very excited about having you join us as an employee and look forward to working with you.

Sincerely,

Rackable Systems, Inc.

By:	/s/ Jennifer L. Pratt
Jennifer L. Pratt
Vice President, Human Resources

Date

Understood and agreed:

/s/ Jon Skoglund
Jon Skoglund

10/18/08
Date

Exhibit A – Invention and Non-Disclosure Agreement

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